PetIQ, Inc. Reports Record Third Quarter 2019 Financial Results

Third Quarter 2019 Net Sales Increased 42% Year-Over-Year to $186 Million

Reiterates Full Year 2019 Outlook

On Track to Open 80 Planned Wellness Centers in 2019

EAGLE, Idaho – November 7, 2019 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the third quarter and nine months ended September  30, 2019.

Third Quarter 2019 Highlights Compared to Prior Year Period

•	Record third quarter net sales of $186.0 million, an increase of 42%; excluding contribution from Perrigo Animal Health, net sales increased 29%
•

Net loss of $8.8 million, compared to net income of $3.9 million, including $12.0 million of non-recurring acquisition and integration related costs in the current period and $0.2 million in the prior year period

•	Adjusted net income of $9.3 million compared to $8.2 million, an increase of 14%
•	Adjusted EBITDA of $19.3 million compared to $13.4 million, an increase of 44%
•	Cash and cash equivalents of $10.5 million with total liquidity of $102.9 million
•	On-track to open 80 veterinary wellness centers in 2019: 26 opened year-to-date through October, 34 to open in November, remaining 20 to open in December
•	Completed Perrigo Animal Health acquisition on July 8, 2019

“Our record quarterly net sales demonstrates the strength of our diversified pet health and wellness business,” commented Cord Christensen, PetIQ’s Chairman and Chief Executive Officer.  “The Products segment delivered another quarter of outstanding growth as we benefited from the distribution relationships we have with our animal health pharmaceutical partners, an acceleration in our manufactured brands and an increasing number of pet parents transitioning their pet health care needs to PetIQ’s affordable and convenient offerings.  In the Services segment, we remain on track with our growth initiatives and our team continues to execute on our plan to open 80 wellness centers in 2019.  We are experiencing an accelerated ramp to profitability in the pop-up community clinics that we have converted into permanent wellness centers, which further reinforces our conviction that the Services segment can drive sustainable long-term growth.”

Christensen continued, “Since completing the Perrigo Animal Health acquisition in July, our team has made a tremendous amount of progress on the integration and we remain on-track to achieve our stated synergies with continued growth in this business expected for 2020.  PetIQ remains uniquely positioned through our complementary veterinarian products and services offering, which is anchored in our mission of providing Smarter Pet Health as we capitalize on the robust consumer and animal health industry tailwinds for many years to come.”

Third Quarter 2019 Financial Results

Net sales increased 42% to $186.0 million for the third quarter of 2019, compared to $131.4 million for the same period in the prior year. Excluding contribution from Perrigo Animal Health, net sales increased 29%.  Product segment net sales were $161.5 million and Services segment revenues were $24.5 million in the third quarter of 2019. The increase in consolidated net sales primarily reflects growth in existing retail partners and sales contribution from the recent Perrigo Animal Health acquisition. The business is being driven by an increase in the number of pet parents moving their pet health care needs to PetIQ’s products and services, expanded item placement and marketing programs at existing customers, as well as a continued increase in pet count within the Services segment.

Gross profit was $27.3 million, an increase of 13%, compared to $24.2 million in the same period last year. Gross margin for the quarter was 14.7%. Adjusted gross profit was $39.0 million and adjusted gross margin increased 80 basis points to  21.0% for the third quarter 2019.  The GAAP gross margin to adjusted gross margin difference of 630 basis points is a result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales.

Net loss was $8.8 million, including $12.0 million of non-recurring costs related to the acquisition of Perrigo Animal Health, integration expenses including SKU rationalization, and an inventory purchase accounting adjustment.  Excluding these non-recurring expenses in the current year and $0.2 million in the prior year period, third quarter pre-tax net income would have been $3.3 million as compared to $4.1 million in prior year period. Adjusted net income was $9.3 million for the third quarter of 2019, compared to $8.2 million in the prior year period.  Additionally, interest expense was $3.6 million higher in third quarter 2019 versus the prior year due to the financing of the Perrigo Animal Health acquisition that closed at the beginning of July. Third quarter 2019 adjusted net income excludes additional items such as stock-based compensation expense, tax expense, fair value adjustment to contingent note, clinic launch expense, and operating losses associated with the 34 veterinary wellness centers, one new host partner, and seven regional offices that have been open less than six trailing quarters in our Services segment.

Third quarter adjusted EBITDA increased 44% to $19.3 million, representing an adjusted EBITDA margin of 10.4%, compared to $13.4 million, representing a 10.2% margin, for the same period in the prior year.  The increase in adjusted EBITDA was a result of higher net sales resulting in increased adjusted gross profit.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into the way the CODM views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition in the Products segment and the growth of the Company’s  wellness centers, host partners, and regions within the Services segment.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

First Nine Months of Fiscal 2019 Highlights Compared to Prior Year Period

•	Net sales of $555.1 million, an increase of 33%; excluding contribution from Perrigo Animal Health, net sales increased 29%
•

Net loss of $0.6 million, compared to net income of $5.3 million, including $16.6 million of non-recurring acquisition and integration related costs in the current period and $5.8 million in the prior year period

•	Adjusted net income of $31.1 million compared to $20.4 million, an increase of 52%
•	Adjusted EBITDA of $51.0 million compared to $35.1 million, an increase of 45%

Net sales increased 33% to $555.1 million for the first nine months of 2019, compared to $417.6 million for the same period in the prior year. Excluding contribution from Perrigo Animal Health, net sales increased 29%. Product segment sales were $482.2 million and the Services segment net revenues were $72.9 million for the first nine months of 2019.

Gross profit was $86.9 million, an increase of 30.9%, as compared to $66.4 million in the same period last year. Gross margin for the first nine months of 2019 was 15.7%. Adjusted gross profit was $102.2 million and adjusted gross margin increased 120 basis points to 18.4% for the nine months ended September 30, 2019.  The GAAP gross margin to adjusted gross margin difference of 270 basis points was the result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales and SKU rationalization and purchase accounting adjustments related to the Perrigo Animal Health Acquisition.

Year-to-date net loss was $0.6 million and includes non-recurring acquisition costs of $16.6 million in the current year and $5.8 million in the prior year period,  related to the Perrigo Animal Health acquisition,  HBH and VIP Petcare acquisitions, such as integration expenses, SKU rationalization costs and an inventory purchase accounting adjustment.  Excluding these non-recurring expenses in both periods, year-to-date pre-tax net income would have been $16.1 million as compared to $11.1 million in prior year period. Adjusted net income was $31.1 million for the first nine months of 2019,  an increase of 52% compared to $20.4 million in the prior year period. Additionally, interest expense was $3.8 million higher versus the prior year period which was nearly entirely due to funding of the Perrigo Animal Health acquisition that closed at the beginning of July. Adjusted net income excludes acquisition costs, stock-based compensation expense, tax expense, fair value adjustment to contingent note, integration costs, SKU rationalization and operating losses associated with the 34 non-comparable newly opened veterinary wellness centers, one new host partner, and seven regional offices that have been open less than six trailing quarters in the Services segment.

For the first nine months of 2019 adjusted EBITDA increased 45% to  $51.0 million, representing an adjusted EBITDA margin of 9.2%, compared to $35.1 million, representing an 8.4% margin, for the same period in the prior year.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are Non-GAAP financial measures.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products: For the third quarter of 2019, the Product segment net sales increased 49% to $161.5 million and, excluding contribution from Perrigo Animal Health, Product segment net sales increased 34%.  Product Adjusted EBITDA increased 40% to $20.5 million.  This compares to Product segment sales and adjusted EBITDA of $108.5 million and $14.6 million, respectively, for the third quarter of 2018.  Year-to-date, Product segment net sales increased 36% to $482.2 million and Product adjusted EBITDA increased 36% to $56.0 million. Product segment net sales and Adjusted EBITDA were driven by ongoing strength of the Company’s prescription drug programs within retail partner pharmacies both in-store and online, the acquisition of Perrigo Animal Health and related operations, as well as greater SKU penetration within existing accounts.

Services: For the third quarter of 2019, Services segment net revenues increased 7% to $24.5 million and Services adjusted EBITDA increased 37% to $7.0 million.  This compares to Services segment net revenues and adjusted EBITDA of $22.9 million and $5.2 million, respectively, for the third quarter of 2018. Year-to-date, Services segment net sales increased 17% to $72.9 million and Services adjusted EBITDA increased 48% to $18.2 million. Services segment growth was achieved from increases in all substantive metrics including total pets, pets per clinic, revenue per pet and revenue per clinic, as well as contribution from new wellness centers.

Services same store revenue increased by 2% and 12% for the three and nine months ended September 30, 2019, respectively.  The lower same store growth rate is a result of planned conversion of high-pet-

count weekly Community Clinics into Wellness Centers.  Non-same store revenue increased 75.5% and 125.4% to $2.6 million and $6.3 million for the three and nine months ended September 30, 2019, respectively.  Non-same store growth is a result of opening additional wellness centers, as well as wellness centers opened in the prior year maturing, before moving into the same-store sales base.

The Company remains on track to open 80 Wellness Centers in 2019. The Company has opened 26 locations year-to-date, for a total of 67 units in operation. There are 54 locations currently under construction, or contracted to start construction with 34 locations opening in November and 20 in December.  In support of its veterinarian wellness center expansion, the Company operated 36 regional offices as of September 30, 2019.

Balance Sheet

As of September 30, 2019, the Company had cash and cash equivalents of $10.5 million, plus availability on its revolving credit facility of $92.5 million, equating to $102.9 million, which the Company defines as total liquidity. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $254.7 million as of September 30, 2019.  PetIQ is committed to reducing its balance sheet leverage. From a working capital perspective, accounts receivable increased $53.8 million compared to December 31, 2018, in line with the Company’s strong sales growth. Inventory increased $5.8 million compared to the prior year end as a result the Perrigo Animal Health acquisition, offset by SKU rationalization and seasonality as September 30, 2019 is nearing a low point of inventory for the year.

Outlook

For full year 2019, based on the combination of PetIQ and Perrigo Animal Health, the Company is reiterating the following outlook:

•	Consolidated net sales of at least $680 million – Includes standalone contribution of $650 million and Perrigo Animal Health partial year contribution of $30 million
•	Adjusted EBITDA* of at least $62 million – Includes standalone contribution of $56 million and Perrigo Animal Health partial year contribution of $6 million

The Company intends to update its initial full year 2020 outlook, which was provided in connection with the announcement of the Perrigo Animal Health acquisition, in conjunction with its 2019 full year earnings release.  The Company remains confident in its long-term 2023 growth objectives on a stand-alone basis, including:

•	Net sales of approximately $1.0 billion
•	Adjusted EBITDA margin of greater than 15%*
•	Wellness center locations of 1,000

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, November 7, 2019, at 4:30 p.m. ET. The conference call and supplemental investor presentation will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-300-8521 and international listeners may dial 412-317-6026.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available through November 28, 2019. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 10136413.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services.  The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska.  The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for purchase accounting adjustments, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus acquisition costs, stock based compensation expense, purchase accounting inventory adjustment, fair value adjustment to contingent consideration, new clinic launch expenses, integration and costs of discontinued clinics, and operations of non-same-store operations as defined below. Adjusted EBITDA margin is adjusted EBITDA stated  as a percentage of adjusted net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation,  (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers.  The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider adjusted net income, adjusted gross profit or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

The Company considers its same-store portfolio to consist of only those retail service regional offices, mobile community clinics provided within host partners, and wellness centers that have been operating for at least six trailing quarters.

Definitions

•

Mobile community clinic – A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

•

Veterinarian Wellness center – A veterinarian wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These veterinarian wellness centers operate under a variety of brands based on the needs of our partner locations

•

Regional offices – Regional offices support the operations of the Company’s services segment which include its mobile veterinarian community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind 646-277-1232 cory.ziskind@icrinc.com

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	September 30, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$10,455	$66,360
Accounts receivable, net	98,788	45,007
Inventories	97,967	92,142
Other current assets	6,207	4,212
Total current assets	213,417	207,721
Property, plant and equipment, net	45,815	27,335
Operating lease right of use assets	21,987	—
Deferred tax assets	53,414	43,946
Other non-current assets	1,966	2,857
Intangible assets, net	121,721	88,546
Goodwill	231,764	125,029
Total assets	$690,084	$495,434
Liabilities and equity
Current liabilities
Accounts payable	$58,743	$54,768
Accrued wages payable	8,674	5,295
Accrued interest payable	124	728
Other accrued expenses	3,998	1,154
Current portion of operating leases	4,745	—
Current portion of long-term debt and finance leases	3,504	2,251
Total current liabilities	79,788	64,196
Operating leases, less current installments	17,561	—
Long-term debt, less current installments	254,745	107,418
Finance leases, less current installments	1,879	2,319
Other non-current liabilities	238	524
Total non-current liabilities	274,423	110,261
Commitments and contingencies
Equity
Additional paid-in capital	292,810	262,219
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 23,302 and 21,620 shares issued and outstanding, respectively	23	22
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 4,957 and 6,547 shares issued and outstanding, respectively	5	7
Accumulated deficit	(4,914)	(4,450)
Accumulated other comprehensive loss	(1,661)	(1,316)
Total stockholders' equity	286,263	256,481
Non-controlling interest	49,610	64,496
Total equity	335,873	320,977
Total liabilities and equity	$690,084	$495,434

PetIQ, Inc.

Condensed Consolidated Statements of Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Product sales	$161,534	$108,524	$482,224	$355,088
Services revenue	24,491	22,858	72,871	62,502
Total net sales	186,025	131,382	555,095	417,590
Cost of products sold	140,839	90,155	416,748	302,324
Cost of services	17,895	17,045	51,426	48,883
Total cost of sales	158,734	107,200	468,174	351,207
Gross profit	27,291	24,182	86,921	66,383
Operating expenses
General and administrative expenses	29,345	17,621	74,333	53,532
Contingent note revaluations loss (gain)	2,310	(350)	3,090	250
Operating (loss) income	(4,364)	6,911	9,498	12,601
Interest expense, net	(5,742)	(2,159)	(9,921)	(6,140)
Foreign currency (loss) gain, net	—	(50)	(73)	8
Other income (expense), net	6	1	21	(372)
Total other expense, net	(5,736)	(2,208)	(9,973)	(6,504)
Pretax net (loss) income	(10,100)	4,703	(475)	6,097
Income tax benefit (expense)	1,304	(801)	(77)	(754)
Net (loss) income	(8,796)	3,902	(552)	5,343
Net (loss) income attributable to non-controlling interest	(2,906)	1,681	(88)	2,651
Net (loss) income attributable to PetIQ, Inc.	$(5,890)	$2,221	$(464)	$2,692
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.26)	$0.13	$(0.02)	$0.17
Diluted	$(0.26)	$0.13	$(0.02)	$0.17
Weighted Average shares of Class A common stock outstanding
Basic	22,974	16,944	22,387	15,842
Diluted	22,974	17,239	22,387	15,966

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(552)	$5,343
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	11,005	8,927
Foreign exchange loss on liabilities	—	16
Loss on disposition of property, plant, and equipment	(25)	(41)
Stock based compensation expense	4,747	2,678
Deferred tax adjustment	37	761
Contingent note revaluations	3,090	250
Other non-cash activity	146	(334)
Changes in assets and liabilities
Accounts receivable	(41,684)	(23,299)
Inventories	12,137	(24,745)
Other assets	1,368	3,681
Accounts payable	1,026	11,182
Accrued wages payable	2,401	942
Other accrued expenses	(2,299)	1,291
Net cash used in operating activities	(8,603)	(13,348)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	70	108
Purchase of property, plant, and equipment	(5,128)	(6,128)
Business acquisitions (net of cash acquired)	(185,090)	(92,083)
Net cash used in investing activities	(190,148)	(98,103)
Cash flows from financing activities
Proceeds from issuance of long-term debt	661,084	427,778
Principal payments on long-term debt	(511,681)	(346,137)
Tax Distributions to LLC Owners	(1,641)	(1,455)
Principal payments on finance lease obligations	(1,103)	(861)
Payment of deferred financing fees and debt discount	(5,362)	(2,675)
Exercise of options to purchase common stock	1,588	1,429
Net cash provided by financing activities	142,885	78,079
Net change in cash and cash equivalents	(55,866)	(33,372)
Effect of exchange rate changes on cash and cash equivalents	(39)	(42)
Cash and cash equivalents, beginning of period	66,360	37,896
Cash and cash equivalents, end of period	$10,455	$4,482

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
$'s in 000's	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Services segment sales:
Same-store sales	$21,908	$21,386	$66,617	$59,727
Non same-store sales	2,583	1,472	6,254	2,775
Net services segment sales	24,491	22,858	72,871	62,502
Products segment sales	161,534	108,524	482,224	355,088
Total net sales	186,025	131,382	555,095	417,590

Adjusted EBITDA
Products	20,506	14,642	56,030	41,337
Services	7,048	5,217	18,147	13,049
Unallocated Corporate	(8,296)	(6,450)	(23,217)	(19,327)
Total Adjusted EBITDA	$19,258	$13,409	$50,960	$35,059

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Gross profit	$27,291	$24,182	$86,921	$66,383
Plus:
Purchase accounting adjustment to inventory	2,403	—	2,403	1,502
Non same-store gross loss(5)	2,811	2,373	6,436	3,892
SKU rationalization(3)	6,482	—	6,482	—
Adjusted gross profit	$38,987	$26,555	$102,242	$71,777

PetIQ, Inc.

Reconciliation between Net Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net (loss) income	$(8,796)	$3,902	$(552)	$5,343
Plus:
Tax (benefit) expense	(1,304)	801	77	754
Depreciation	2,404	1,786	5,587	4,816
Amortization	1,807	1,294	4,364	3,691
Interest	5,742	2,159	9,921	6,140
EBITDA	$(147)	$9,942	$19,397	$20,744
Acquisition costs(1)	1,960	113	5,425	3,479
Integration costs and costs of discontinued clinics(2)	1,166	57	2,308	813
SKU rationalization(3)	6,482	—	6,482	—
Purchase accounting adjustment to inventory	2,403	—	2,403	1,502
Stock based compensation expense	1,601	1,224	4,747	2,678
Fair value adjustment of contingent note(4)	2,310	(350)	3,090	250
Non same-store revenue(5)	(2,583)	(1,472)	(6,254)	(2,775)
Non same-store costs(5)	5,394	3,845	12,690	6,667
Clinic launch expenses(6)	672	50	672	1,261
Non-recurring royalty settlement(7)	—	—	—	440
Adjusted EBITDA	$19,258	$13,409	$50,960	$35,059

(1)	Acquisition costs relating to acquisitions of VIP Petcare, HBH and Perrigo Animal Health.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs, in addition to costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP Petcare.  These costs are primarily in the unallocated corporate segment for personnel costs, legal and consulting expenses, and IT costs, the costs of discontinued clinics from 2018 are part of the Services Segment, with no comparable discontinued clinics in 2019.

(3)

SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition.  All costs are included in the Products segment gross margin.

(4)

Fair value adjustment of the contingent note relates to the 2019 Contingent Note related to the VIP acquisition, as the Company’s operations have improved the likelihood of earning the note have increased.

(5)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(6)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

(7)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

PetIQ, Inc.

Reconciliation between net (loss) income and adjusted net income

(Unaudited, in 000’s)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net (loss) income	$(8,796)	$3,902	$(552)	$5,343
Plus:
Tax expense (benefit)	(1,304)	801	77	754
Acquisition costs(1)	1,960	113	5,425	3,479
Integration costs and costs of discontinued clinics(2)	1,166	57	2,308	813
SKU rationalization(3)	6,482	—	6,482	—
Purchase accounting adjustment to inventory	2,403	—	2,403	1,502
Stock based compensation expense	1,601	1,224	4,747	2,678
Fair value adjustment of contingent note(4)	2,310	(350)	3,090	250
Non same-store revenue(5)	(2,583)	(1,472)	(6,254)	(2,775)
Non same-store costs(5)	5,394	3,845	12,690	6,667
Clinic launch expenses(6)	672	50	672	1,261
Non-recurring royalty settlement(7)	—	—	—	440
Adjusted Net income	$9,305	$8,170	$31,088	$20,412

(1)	Acquisition costs relating to acquisitions of VIP Petcare, HBH and Perrigo Animal Health.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs, in addition to costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP Petcare.  These costs are primarily in the corporate segment for personnel costs, legal and consulting expenses, and IT costs, the costs of discontinued clinics from 2018 are part of the Services Segment.

(3)

SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition.  All costs are included in the Products segment gross margin.

(4)

Fair value adjustment of the contingent note relates to the 2019 Contingent Note related to the VIP acquisition, as the Company’s operations have improved the likelihood of earning the note have increased.

(5)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(6)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

(7)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.